Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Lorrie Paul Crum, VP -Corp. Communications	216/896-2750	Mobile: 216/408-6545
lcrum@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH - NYSE

Parker Raises Earnings Estimates on Strong Orders and Better Operating Leverage

Cleveland, Ohio: June 14, 2004 –Parker Hannifin Corporation today raised earnings estimates for the fiscal fourth quarter and full year ending June 30. With quarterly earnings previously forecast to range from 70 to 80 cents per diluted share, the company now expects to earn between 85 and 95 cents per diluted share in the quarter, which would revise the full-year range to $2.70 to $2.80 per diluted share.

The company said recent orders continued to exceed expectations, driving sales and profits higher, with substantially lower operating costs and robust shipments.

Parker President and CEO Don Washkewicz said if demand continues at the current pace, he expects an upbeat 2005, with the new fiscal year beginning on July 1. He said the company will provide a full-year outlook when it reports fourth quarter results on Thursday, July 29.

“We’re staying focused on our Win Strategy, because it is clearly delivering positive results,” said Washkewicz, who stressed three priorities for the company: “(1) To maintain gains achieved on the cost side; (2) To win global market share with Total Parker Systems; and (3) To generate record cash flow to be utilized to support innovation and external growth.”

With annual sales approaching $7 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion-control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 45,000 people in 44 countries around the world. Parker has increased annual dividends paid to shareholders for 48 consecutive years, which is among the top five longest-running dividend-increase records in the S&P 500. For more information, visit the company’s web site at www.parker.com.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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